Exhibit 23.1

Ronald R. Chadwick, P.C.
Certified Public Accountant
2851 South Parker Road
Suite 720
Aurora, Colorado 80014
Phone (303)306-1967
Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Amendment number 3 to the Registration Statement of Fresh Ideas Media, Inc. on Form SB-2/A of my Report of Independent Registered Public Accounting Firm, dated February 8, 2007, on the balance sheet of Fresh Ideas Media, Inc. as at November 30, 2006, and the related statements of operations, stockholders' equity , and cash flows for the year then ended and for the period from February 18, 2005 (date of inception) to November 30, 2006.

                                    /s/ RONALD R. CHADWICK, P.C.
Aurora, Colorado                           Ronald R. Chadwick, P.C.
February 21, 2007